Exhibit 99.1

WorldHeart Receives Notice from the Nasdaq  Regarding Non-Compliance with the Minimum Stockholders’ Equity Standard

Oakland, CA — November 22, 2006: (NASDAQ: WHRT, TSX: WHT) —  On November 20, 2006, World Heart Corporation (“WorldHeart or the “Company”) received a notice from the Listing Qualifications Department of The Nasdaq Stock Market indicating that, based on the Company’s Form 10-QSB for the quarter ended September 30, 2006, the Company’s stockholders’ equity does not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market as set forth in Marketplace Rule 4450(a)(3).

Nasdaq is reviewing the Company’s eligibility for continued listing on The Nasdaq Global Market. The Company, on or before December 5, 2006, as requested by Nasdaq, intends to provide a specific plan to achieve and sustain compliance with Nasdaq Global Market listing requirements, including the minimum stockholders’ equity standard. The Nasdaq staff will contact  the Company after reviewing the plan with any questions or concerns regarding the plan. If the Nasdaq staff determines that the Company has not presented a definitive plan to achieve compliance in the short term and sustain compliance in the long term, they will provide written notification that WorldHeart’s securities will be delisted, which will set forth the reasons for their determination. At that time, the Company may appeal Staff’s decision to a Nasdaq Listing Qualifications Panel. The notice also states that, alternatively, the Company may apply to transfer its common stock to The Nasdaq Capital Market if the Company satisfies the requirements for inclusion on the The Nasdaq Capital Market.

On November 14, 2006, WorldHeart announced a private placement financing of its common shares of approximately $14.1 million. The completion of the private placement is subject to shareholder approval, which is expected to occur at WorldHeart’s Annual and Special Meeting to be held on December 20, 2006.

About World Heart Corporation
WorldHeart is a developer of mechanical circulatory support systems with leading next-generation technologies  and a portfolio of product candidates. The Company is headquartered in Oakland, California, with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands. WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s expectations with respect to submitting a specific plan to achieve and sustain compliance with The Nasdaq Global Market listing requirements and the Company’s ability to maintain its Nasdaq listing if the plan is not accepted by Nasdaq, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks in product development and market acceptance of and demand for the Company’s products; possible delisting from the Nasdaq Stock Market if compliance with the listing standards, including the minimum Stockholders’ Equity standard  is not regained; and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2005.